AMENDMENT #2 TO THE OPTION AGREEMENT DATED JULY 7, 2009

THIS AGREEMENT is dated for reference October 21st, 2010.

BETWEEN:

YALE RESOURCES LTD., a corporation organized under the laws of the Province of British Columbia, Canada

(“Yale”)

AND:

DEL TORO SILVER CORP. (formerly Candev Resource Exploration Inc.), a corporation organized under the laws of the State of Nevada, U.S.A.

(“Del Toro”)

WHEREAS:

A.
Pursuant to an Option Agreement between Yale and Del Toro dated July 7, 2009 (the “Option Agreement”) and amended on June 25, 2010 (the "Amendment Agreement"), Yale granted an option to Del Toro to acquire 80% of Yale’s undivided right, title and interest in and to the Dos Naciones Property (as such term defined in the Option Agreement).

B.	The Parties have agreed to amend certain provisions of the Option Agreement and Amendment Agreement as set out herein.

NOW THEREFORE, in consideration of the sum of $10.00 paid by each party to the other and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party, the parties hereto agree as follows:

1.                      Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement have the meaning ascribed to such term in the Option Agreement.

2.                      Subsection 2.2 of the Option Agreement and 2.2.2 (i) of the Amendment Agreement is hereby deleted in its entirety and subsection 2.2 is hereby replaced with the following:

“Yale agrees to grant Del Toro an option (the "Option") to acquire a further 20% interest in the Property (for a total of 70%). To excercise the Option, Del Toro shall issue securities of Del Toro as well as fund exploration, development and other expenditures (the "Expenditures") on the property as outlined below:

2.2.1 To exercise the Option, Del Toro shall issue securities of Del Toro in the following manner:

(i) issue 250,000 common shares upon signing of this agreement; and

(ii) on or before the date which is three (3) years after the Effective Date (July 7, 2012) Del Toro will issue and additional 400,000 shares of common stock of Del Toro to Yale.

2.2.2 To exercise the Option, Del Toro shall fund Expenditures in the following manner:

(i) on or before the date which is four (4) years after the Effective Date  (July 7, 2013) Del Toro will fund Expenditures aggregating CDN $800,000 on the Property.

3.                      Subsection 2.4 of the Option Agreement is hereby deleted.

4.                      Subsection 2.5 of the Option Agreement is amended as follows:

If Del Toro incurs the Expenditures during the Option Period in the manner described in Section 2.2 and pays the consideration described in Section 2.2 , then Del Toro shall earn a 70% undivided right, title and interest in and to the Property which interest shall automatically and immediately vest in Del Toro without any further act by any Party. Yale represents and warrants that upon completion of the Option Agreement that Yale will transfer an addtional 20% interest in the Property to Del Toro and will be deemed to have entered into a Joint Venture with Yale.

For further clarity, upon exercise of the Option and transfer of the additional interest to Del Toro, the Joint Venture Agreement will come into effect and will supercede and replace this agreement.

5.                      This Agreement may be executed in multiple counterparts and all counterparts taken together shall be deemed to constitute one and the same document.  This Agreement may be executed and delivered by facsimile or electronic transmission.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

YALE RESOURCES LTD                                                                           DEL TORO SILVER CORP

Per:           /s/ Ian Foreman                                                                                Per: /s/ Mark McLeary
Authorized Signatory                                                                      Authorized Signatory